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                                                                   Exhibit 99.1
                                                                   ------------

         FOR IMMEDIATE RELEASE
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         SHELBOURNE PROPERTIES II, INC. AND SHELBOURNE PROPERTIES III, INC.
ANNOUNCE SALE OF ORANGE, OHIO PROPERTY



         BOSTON, MASSACHUSETTS, December 11, 2003 -- Shelbourne Properties II, Inc. (AMEX: HXE) and Shelbourne Properties III, Inc. (AMEX: HXF) are pleased to announce that Tri-Columbus Associates, a partnership in which Shelbourne Properties II, Inc. ("Shelbourne II") holds a 20.66% interest and Shelbourne Properties III, Inc. ("Shelbourne III") holds a 79.34% interest, sold its property located in Orange, Ohio for a gross sales price of $13,900,000. After satisfying the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $4,400,000.

         The Board of Directors and Shareholders of each of Shelbourne II and Shelbourne III have previously approved a plan of liquidation for Shelbourne II and Shelbourne III. As a result of the sale of the Grove City property, the remaining properties owned by each of Shelbourne II and Shelbourne III are as follows:
                  Shelbourne II - a shopping center located in Matthews, North Carolina, an office building located in Richmond, Virginia, and a 50% ownership interest in an office building located in Seattle, Washington, as well as an interest in 20 motel properties held for the benefit of the holder of the Class A Partnership Units issued by Shelbourne Properties II L.P.
                  Shelbourne III - an interest in 20 motel properties held for the benefit of the holder of the Class A Partnership Units issued by Shelbourne Properties III L.P.

         For additional information concerning the proposed liquidation including information relating to the sale of the Orange, Ohio property and the properties owned by Shelbourne II and Shelbourne III please contact John Driscoll at (617) 570-4609 and for information with respect to the outstanding shares of the Shelbourne II or Shelbourne III please contact Beverly Bergman at
(617) 570-4607.